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                                                                   Exhibit 10.19

                          Dated as of April 24, 1997

Michael J. Hagan
HomeCrest Corporation
1002 Eisenhower Drive North
Goshen, IN  46526

Dear Mr. Hagan:

     Omega Holdings, Inc. ("Holdings"), the ultimate parent company of HomeCrest Corporation ("HomeCrest") is presently contemplating a sale. In recognition of your past service and future contributions and in order to obtain your cooperation in the sale and transition process, we wish to implement a special transition compensation program. While it is our hope that the program outlined in this Letter Agreement ("Agreement") will never have cause to be implemented, the following paragraphs will address some of your concerns in the event they are and highlight the benefits that will be available to you under those circumstances.

     If a Change of Control (as defined herein) occurs on or prior to September 30, 1997, and your employment with HomeCrest under the new owner is terminated within one hundred and eighty (180) days following the date of such Change in Control (i) by HomeCrest without Cause (as defined herein) or (ii) voluntarily by you for Good Reason (as defined herein), you will be paid severance pay, in one lump sum at the time of such termination of employment, in an amount equal to eighteen (18) months of your base monthly salary (as in effect immediately prior to Change of Control or, if greater, as in effect immediately prior to the termination of your employment). The foregoing severance payment, however, will be reduced to the maximum amount which will avoid treatment of the severance pay and other consideration (if any) paid to you as a result of the Change of Control as a parachute payment as defined in section 280G of the Internal Revenue Code of 1986, as amended ("Code").
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     For purposes of this Agreement, "Cause" shall mean your conviction of a
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felony, or any conduct by you involving crime or moral turpitude materially and adversely affecting HomeCrest; a "Change of Control" shall be deemed to have
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occurred if the present shareholders of Holdings no longer own, either individually or in the aggregate, more than fifty percent (50%) of the voting power of all of the then outstanding securities of Holdings or upon the occurrence of any other transaction in which the business of Holdings and its subsidiaries is sold; and "Good Reason" shall mean a reduction in salary, benefits or perquisites, relocation of more than twenty-five (25) miles without your consent, or a material reduction in position, duties and/or responsibilities.

     Upon termination of employment in the manner described above, you will also be entitled to the additional benefits outlined in the following paragraphs.
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     You will also be entitled to all compensation earned, including compensation for vacation time earned or accrued, up to and including the date of termination of employment. In addition, you will be entitled to reimbursement for business related expenses incurred by you up to and including the date of your termination of employment.

     You will also be entitled to any and all vested benefits and account balances accrued under the terms of any qualified retirement plan(s) through the date of your termination of employment. All such benefits shall be payable to you or for your benefit at your direction in accordance with the terms of the qualified plans.

     You will also be entitled to continuation of coverage under the group health, group life, group long-term disability and any other group plans maintained by HomeCrest, at the expense of HomeCrest, until the earlier to occur of (i) that date on which you become eligible for comparable coverage under another group plan, including a plan maintained by a new employer, or (ii) the expiration of two (2) years from the date of termination. If such continued participation is precluded by the provisions of such plans or by applicable law, HomeCrest shall provide you with comparable benefits of equal value. In addition, you and your dependents may be entitled to the right to continued health benefits at your cost under section 4980B of the Code, Part 6 of Subtitle B of the Title I of ERISA and applicable state law.

     You will also be eligible for executive outplacement assistance consisting of consultation services, testing, if appropriate, and resume preparation at the expense of HomeCrest.

     All amounts payable under this Agreement will be subject to the applicable federal, state and local income tax withholding, which will result in lesser amounts being paid directly to you.

     You will be entitled to payment of the severance pay and other benefits described herein without any obligation to seek or accept other employment and, in the case of any breach hereof by HomeCrest, you will have no duty to mitigate damages. If you obtain other employment, any compensation payable to you will not reduce the amounts payable to you hereunder.

     Our entering into this Agreement does not terminate any existing agreement, arrangement or plan of HomeCrest to which you are a party or in which you are a participant. To the extent, however, payments or benefits are provided under this Agreement, they will be in substitution of comparable payments or benefits pursuant to any such other agreement, arrangement or plan. To the extent payments or benefits are not provided under this Agreement, you remain entitled to the payments and benefits provided under the terms of all such other agreements, arrangements or plans.

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     If for any reason Holdings decides not to sell or the closing of such sale does not occur for any reason prior to September 30, 1997, the severance payments and other benefits described in this letter will not be payable.

     This Agreement shall be binding upon and inure to the successors and assigns of HomeCrest and to your heirs and legal representatives. If necessary, HomeCrest will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of HomeCrest to expressly assume and agree to perform HomeCrest's obligations under the terms of this Agreement in the same manner and to the same extent that HomeCrest would be required to perform them if no such succession had occurred.

     PLEASE REMEMBER THAT THE CONTENTS OF THIS LETTER ARE STRICTLY CONFIDENTIAL. YOU ARE NOT TO DISCUSS THE CONTENTS OF THIS LETTER WITH ANYONE.

                                             Very truly yours,



                                             Thomas J. Formolo, Vice President
                                             HomeCrest Corporation

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